Exhibit 99.1

FOR IMMEDIATE RELEASE—

For More Information Contact:

Hector Alonso, Chief Financial Officer

Facundo Castro, Investor Relations

Impsat Fiber Networks, Inc.

Tel: 54.11.5170.3700

www.impsat.com

or

John McInerney/ Robin Weinberg

Citigate Financial Intelligence

Tel: 201.499.3567

IMPSAT ANNOUNCES 2003 FULL YEAR RESULTS

Results of Operations Reflect Improving Business Performance and Operating Margins

(April 13, 2004—Buenos Aires, Argentina)—IMPSAT Fiber Networks, Inc. (“Impsat” or the “Company”), a leading provider of integrated broadband data, Internet and voice telecommunications services in Latin America, announced its results for the fourth quarter and full year 2003. During 2003, the Company successfully emerged from Chapter 11 and finalized the restructuring of the obligations covered by its Plan of Reorganization. All figures are in U.S. dollars.

YEAR 2003 HIGHLIGHTS

(Includes three months of Predecessor Company operations and nine months of Successor Company operations)

•	The Company recorded EBITDA of $40.2 million for the full year 2003. This represents an increase of $6.5 million or 19% over 2002 EBITDA of $33.7 million. For the three months ended December 31, 2003, EBITDA was $8.3 million, a 146% increase over EBITDA for the corresponding period of 2002.

•	During 2003, Impsat Brazil recorded positive EBITDA for its first time ever, which totaled $1.7 million as compared to negative $(3.8) million for 2002.

•	Cash flow provided by operating activities totaled $30.5 million, 10.9% more than during 2002.

•	Impsat Colombia issued a $16.1 million bond in the Colombian capital markets to refinance existing debt, which marked the Company’s successful return to the capital markets nine months after its emergence from Chapter 11.

•	Excluding the effects of the commercial restructuring of the Company’s arrangements with Global Crossing and the termination of our operations in Mexico, revenues from services would have remained at the same levels as compared to 2002. Net revenues totaled $220.3 million for the full year 2003.

•	Cash, cash equivalents and trading investments at December 31, 2003 increased by $8.4 million, or 15.1%, as compared to December 31, 2002. Cash, cash equivalents and trading investments at December 31, 2003 totaled $64 million.

•	Capital expenditures for the full year 2003 totaled $21.5 million, which amount was entirely funded with internally-generated cash.

•	Total debt was reduced during 2003 by $775.5 million to $261.2 million at December 31, 2003 mainly as a result of the successful completion of the Plan of Reorganization. In addition, during 2003, the Company repaid $13.3 million of indebtedness in the ordinary course of its operations.

•	Net income for the full year 2003 was $740.5 million, of which $726.1 million corresponds to the effects of the Plan of Reorganization.

•	Operating expenses totaled $214.7 million, a decrease of $48.2 million or 18% as compared to 2002.

YEAR 2003 RESULTS

Overview

Impsat Fiber Networks Inc. is pleased to announce the results of its operations for 2003, during which the Company successfully emerged from its restructuring process and posted improved operating margins and results.

On March 25, 2003, Impsat Fiber Networks formally emerged from its Chapter 11 proceedings that were commenced in June 2002. In accordance with the Company’s reorganized capital structure as a result of the Plan of Reorganization, Impsat’s indebtedness has been substantially reduced from $1.04 billion (including accrued interests through the petition date) at December 2002 to $261.2 million at December 2003. The debt reduction resulted in lower interest expenses and extended repayment periods.

Operating margins improved as a consequence of reduced operating expenses during 2003. Operating expenses decreased by $48.2 million or 18.3% during 2003. Total operating expenses amounted to $214.7 million during 2003, as compared to $262.9 million for 2002.

Our leased capacity costs for 2003 totaled $66.9 million, a decrease of $7.8 million (or 10.4%) compared to 2002. This decrease includes an overall reduction in costs for interconnection and telephony termination costs. Our leased capacity costs for satellite capacity for 2003 totaled $27.3 million, a decrease of $4.8 million or 15.0% compared to 2002.

Commenting on the results, Impsat CEO Ricardo Verdaguer stated: “During the last several years, we have implemented various measures to adapt our operations to the new global competitive landscape. These have included the restructuring of our capital structure and several actions to enhancing our operating efficiency. During 2003, we began to see these actions deliver value and add positive results to our operations. Not only have we received the support from the majority of our creditors, which allowed us to successfully complete our financial restructuring, but at the same time, we have also managed to improve our operating margins, including Impsat Brazil’s posting positive EBITDA for its first time ever.

Overall, 2003 has been a great year for Impsat. Our streamlined operation sets the stage for and positions the Company’s regaining of its place in the development of telecommunication services throughout Latin America. I believe that our presence and knowledge in the markets will allow us to capitalize on the economic recovery in Latin America and take advantage of the increased demand for telecommunication services that we believe will follow.”

Revenues

Total net revenues for 2003 equaled $220.3 million, a 4% decrease as compared to revenues for 2002. During 2003, the Company’s revenues from services were negatively affected by two non-recurring events.

First, Impsat and Global Crossing settled a series of outstanding disputes. The effect of this settlement, pursuant to which Global Crossing agreed to assume its contracts with the Company as part of Global Crossing’s emergence from its bankruptcy proceedings, was a $5.5 million reduction in our revenues during 2003 as compared to the prior year. During 2002, Impsat recognized $14.8 million in revenues from Global Crossing, of which $10.6 million represented revenues for services provided during 2002 and $4.2 million represented revenue recognition on the prior sale of IRUs granted to Global Crossing during 2000. During 2003, Impsat recognized $9.3 million in revenues from Global Crossing, of which $8.3 million represented revenues for services provided during 2003 and $1.0 million represented revenue recognition for the sale of IRUs. We believe that in the long term, both companies will benefit from the settlement of these agreements. This agreement affected our Broadband and Satellite line of business in Argentina, Brazil, Chile, Peru and Venezuela.

Second, the closure of our operations in Mexico resulted in $3.1 million lower revenues as compared to the prior year. This decision was taken in order to focus our strengths into more profitable markets where Impsat enjoys better positioning.

Excluding the effects of these events, revenues from services during 2003 remained at substantially the same levels as compared to revenues from services during 2002.

Broadband and Satellite Revenues were $162.2 million for 2003 and represented 74% of our total net revenues from services. Revenues from value added services increased 8.1% during 2003 compared to 2002. Total value added services for year 2003 totaled $15.4 million and represented 7% of our total net revenues from services.

We experienced lower Internet revenues principally because of pricing pressure in the wholesale market. Internet revenues accounted for $24 million, or 11%, of our total net revenues from services for 2003.

Our telephony revenues increased during 2003 as compared to 2002 mainly as a consequence of our increased delivery during 2003 of switched voice services to corporate customers in Argentina, increased traffic at higher rates, and international call terminations to end-user customers in Peru. Also, the launch of telephony corporate services in Peru helped to increase telephony revenues. Telephony revenues totaled $17.7 million for the year 2003 and represented a 23.4% increase as compared to the previous year. Telephony services revenues represented 8% of our total net revenues from services for 2003.

Revenue Breakdown by Country

Total net revenues at Impsat Argentina during 2003 totaled $58.6 million, an increase of $2.0 million, or 3.6%, compared to 2002. Revenues of Impsat Argentina accounted for 24.4% of the total consolidated net revenues of the Company.

Impsat Brazil’ s total net revenues for 2003 totaled $30.5 million, compared to $35.8 million during 2002. Revenues of Impsat Brazil accounted for 13.1% of the total consolidated net revenues of the Company.

Impsat Colombia recorded total net revenues of $54.6 million during 2003, compared to $58.3 million for 2002. Revenues of Impsat Colombia accounted for 23% of the total consolidated net revenues of the Company.

Total net revenues at Impsat Venezuela equaled $34.9 million for 2003, compared to $31.6 million for 2002. Revenues of Impsat Venezuela accounted for 12.9% of the total consolidated net revenues of the Company.

Operating Expenses

Operating expenses for the twelve-month period ended December 31, 2003 totaled $214.7 million. Operating expenses for the year 2003 decreased by $48.2 million, or 18.3%, as compared to 2002. This decrease results from the Company’ s continued efforts to streamline its operating expenses and lower depreciation expenses as a result of adjustments in our depreciable assets.

Our leased capacity costs for 2003 totaled $66.9 million, a decrease of $7.8 million or 10.4% compared to 2002. This decrease includes an overall reduction in costs for interconnection, terrestrial and telephony termination costs. Our leased capacity costs for satellite capacity for 2003 totaled $27.3 million, a decrease of $4.8 million, or 15.0%, compared to 2002.

Despite of the appreciation of local currencies in Argentina and in Brazil, salaries and wages and selling, general and administrative (SG&A) expenses for 2003 decreased by $4.3 million, or 5.7%, as compared to 2002. Salaries and wages for 2003 totaled $46.4 million, a decrease of $1.5 million (or 3.2%) compared to 2002. SG&A expenses for 2003 totaled $25.4 million, which represents a decrease of $2.8 million, or 10.0%, compared to 2002. Our SG&A expenses for 2003 declined principally because of cost control measures undertaken by management.

Depreciation and amortization expenses for 2003 totaled $48.9 million, a decrease of $33.9 million, or 40.9%, compared to 2002. This decrease in depreciation and amortization expenses is primarily due to the reduction in the value of our depreciable fixed asset base in connection with the application of “ fresh start reporting” as a result of our emergence from the Chapter 11 reorganization process.

Operating expenses include non-recurring gains on extinguishment of debt of $14.3 million during 2003, compared to a gain of $16.4 million during 2002. This gain is attributable to our settlement in full of certain of our operating subsidiary vendor financing obligations that were not resolved as part of the restructuring plan.

Effect of Foreign Exchange Losses and Gains

We recorded a net gain on foreign exchange for the twelve months ended December 31, 2003 of $27.5 million, compared to a net loss of $91.9 million for 2002. The net gain on foreign exchange was primarily due to the appreciation of the Argentine peso and the Brazilian real on the book value of our monetary assets and liabilities in Argentina and Brazil.

Operating (Loss) Income and Net (Loss ) Income

For 2003, the Company recorded net income of $740.5 million. This compares to net losses of $204.5 million in 2002. Our net income for 2003 was principally due to the effects of the gain on extinguishment of indebtedness pursuant to the Plan and our gain on the extinguishment of other debt subsequent to the emergence from Chapter 11. For the year 2003, Impsat recorded operating income of $5.6 million compared to operating losses of $32.7 million during 2002.

EBITDA

The Company achieved positive EBITDA of $40.2 million, representing a $6.5 million, or 19.3%, increase over EBITDA from the previous year.

Impsat Brazil posted positive EBITDA for the first time ever and totaled $1.7 million during year 2003, as compared to negative ($3.8) million for the previous year.

EBITDA margin in 2003 reached 18.3%, compared to 14.6% in 2002.

Liquidity and Capital Resources

Our total cash, cash equivalents and trading investments at December 31, 2003 totaled $64 million. This compares to cash, cash equivalents and trading investments of $55.6 million at December 31, 2002.

Operating activities provided $30.5 million of cash during 2003 as compared to $27.5 million for 2002.

Non-GAAP Financial Measures

The Company presents EBITDA as a supplemental measure of performance because it believes that EBITDA provides a more complete understanding of our operating performance before the impact of investing and financing transactions. EBITDA and EBITDA margins are among the more significant factors in management’s evaluation of Company-wide performance. EBITDA can be computed by adding depreciation and amortization to operating income (loss), excluding gains on extinguishment of debt. The reconciliation of EBITDA to Operating Income (Loss) is presented in Appendix I Supplemental Financial Information in this Press Release. EBITDA (earnings before interest, taxes, depreciation, amortization, and non-recurring items) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States such as operating income or net income, nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Moreover, our method for calculating EBITDA may differ from the method utilized by other companies and therefore comparability may be limited.

Impsat Fiber Networks, Inc. is a leading provider of fully integrated broadband data, Internet and voice telecommunications services in Latin America. Impsat operates an extensive pan-Latin American high capacity broadband network in Brazil, Argentina, Chile and Colombia using advanced technologies, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. The Company has also deployed thirteen facilities to provide hosting services Impsat currently provides services to nearly 2,800 national and multinational companies, government entities and wholesale services to carriers, ISPs and other service providers throughout the region. The Company has local operations in Argentina, Colombia, Venezuela, Ecuador, Brazil, the United States, Chile and Peru. Visit us at www.impsat.com.

Statements made in this press release that state Impsat´s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting Impsat or the SEC.

(Tables to Follow)

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 (PREDECESSOR COMPANY) AND DECEMBER 31, 2003 (SUCCESSOR COMPANY)

(In thousands of U.S. Dollars, except share amounts)

	Predecessor Company December 31, 2002	Successor Company December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,563	$61,498
Trading investments	23,021	2,474
Trade accounts receivable, net	31,012	31,213
Other receivables	16,674	11,630
Prepaid expenses	2,746	2,249

Total current assets	106,016	109,064

PROPERTY, PLANT AND EQUIPMENT, Net	403,948	315,817

NON-CURRENT ASSETS:
Investments in common stock	86	1,873
Other non-current assets	10,633	13,875

Total non-current assets	10,719	15,748

TOTAL	$520,683	$440,629

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Accounts payable — trade	$72,860	$37,095
Current portion of long-term debt	281,680	11,851
Accrued and other liabilities	48,446	33,140

Total current liabilities	402,986	82,086
LONG-TERM DEBT, Net	27,592	249,394
OTHER LONG-TERM LIABILITIES	15,280	11,904
DEFERRED REVENUES	69,918

Total liabilities not subject to compromise	515,776	343,384
LIABILITIES SUBJECT TO COMPROMISE	727,522

Total liabilities	1,243,298	343,384

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares outstanding in 2003
Common Stock, $0.01 par value; 50,000,000 shares authorized, 10,100,000 shares issued and outstanding in 2003 (including 150,000 restricted shares held in the 2003 Stock Incentive Plan)		101
Common Stock, $0.01 par value; 300,000,000 shares authorized, 91,428,570 shares issued and outstanding in 2002	914
Additional paid in capital	537,583	90,294
(Accumulated deficit) retained earnings	(1,276,845)	9,477
Deferred stock-based compensation	(4,530)	(1,320)
Accumulated other comprehensive income (loss)	20,263	(1,307)

Total stockholders’ (deficiency) equity	(722,615)	97,245

TOTAL	$520,683	$440,629

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. Dollars, except per share amounts)

	Predecessor Company Year Ended December 31, 2001	Predecessor Company Year Ended December 31, 2002	Predecessor Company Three Months Ended March 31, 2003	Successor Company Nine Months Ended December 31, 2003
NET REVENUES:
Broadband and satellite	$229,991	$173,265	$41,382	$120,855
Internet	45,403	27,243	5,733	18,308
Value added services	17,186	14,191	4,781	10,557
Telephony	11,762	14,327	4,106	13,568
Sales of equipment	22,148	1,168	74	926

Total net revenues	326,490	230,194	56,076	164,214

COSTS AND EXPENSES:
Direct costs:
Contracted services	40,629	19,199	4,125	13,376
Other direct costs	35,416	25,935	4,696	18,353
Leased capacity	87,057	74,679	17,407	49,516
Broadband network cost	3,335
Cost of equipment sold	10,472	576	48	803

Total direct costs	176,909	120,389	26,276	82,048
Salaries and wages	82,095	47,894	10,727	35,639
Selling, general and administrative	52,964	28,204	5,553	19,824
Asset impairment charge	381,888
Gain on extinguishment of debt		(16,367)		(14,253)
Depreciation and amortization	123,678	82,766	19,358	29,535

Total costs and expenses	817,534	262,886	61,914	152,793

Operating (loss) income	(491,044)	(32,692)	(5,838)	11,421

OTHER INCOME (EXPENSES):
Interest income	10,687	1,907	200	1,068
Interest expense (contractual interest of $128,023 in 2002 and $21,801 for the three months ended March 31, 2003 (Predecessor))	(143,521)	(75,815)	(1,909)	(14,435)
Net (loss) gain on foreign exchange	(41,182)	(91,884)	9,969	17,566
Recognition of other-than-temporary decline in value of investments	(20,650)	(794)
Reorganization items		(23,297)	726,127
Legal settlement		26,229
Other (loss) income, net	(2,125)	(5,896)	2,923	(4,689)

Total other (expenses) income	(196,791)	(169,550)	737,310	(490)

(LOSS) INCOME BEFORE INCOME TAXES	(687,835)	(202,242)	731,472	10,931
PROVISION FOR FOREIGN INCOME TAXES	(27,420)	(2,273)	(406)	(1,454)

NET (LOSS) INCOME	$(715,255)	$(204,515)	731,066	9,477

NET (LOSS) INCOME PER COMMON SHARE:
BASIC	$(7.82)	$(2.24)	$8.00	$0.96

DILUTED	$(7.82)	$(2.24)	$8.00	$0.72

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC	91,429	91,429	91,429	9,917

DILUTED	91,429	91,429	91,429	16,057

Appendix I

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA to Operating (Loss) Income

	Twelve months ended		Three months ended
	December 31, 2002	December 31, 2003	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
EBITDA	33,707	40,223	13,520	7,345	11,085	8,273
Depreciation and Amortization	(82,766)	(48,893)	(19,216)	(8,969)	(10,312)	(10,396)
Gain on early extinguishment of debt	16,367	14,253	0	8,793	5,460	0
Operating Income (Loss)	(32,692)	5,583	(5,696)	7,169	6,233	(2,123)